UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under §240.14a-12

Magnum Hunter Resources Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MAGNUM HUNTER RESOURCES CORPORATION ADJOURNMENT MESSAGE

Corporate Participant:

Gary C. Evans
Magnum Hunter Resources Corporation – Chairman and Chief Executive Officer

Gary C. Evans – Magnum Hunter Resources Corporation – Chairman and Chief Executive Officer

“Hello. This is Gary C. Evans, I am Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation, traded on the New York Stock Exchange Amex.

I am calling you because you are a current holder of our Company’s Series C Preferred Stock and we urgently need your vote on the proposal to be acted on at the special meeting of Series C Preferred Stockholders set for July 27, 2010.

We recently had to adjourn our special meeting to allow additional time to solicit additional proxies in favor of the proposal to increase the total number of authorized shares of Series C Preferred Stock. Your proxy vote can help us conclude this process.
The quickest way to record your vote is by using the phone or internet.  All the details, including your control number, are in the packages we have already sent. If you have any questions or would like to place your vote by phone, please call our proxy solicitor, toll free, at1.800.322.2885. You may vote by phone or the internet up to midnight on July 26, 2010, but we urge you to vote as soon as possible.

All of us at Magnum Hunter Resources Corporation sincerely thank you for your time, your vote, and your interest in our Company.”